UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 27, 2016

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On May 27, 2016, Cachet Financial Solutions Inc., a Minnesota corporation (“Subsidiary”), and a wholly owned subsidiary of Cachet Financial Solutions, Inc., a Delaware corporation, filed a verified complaint naming Trooien Capital LLC (“Trooien”) as a defendant in the Fourth District Court of Hennepin County, Minnesota. The complaint seeks a declaratory judgement against Trooien with respect to a claim made by Trooien.

In a notice to Subsidiary on May 24, 2016, Trooien claimed that Subsidiary had not made interest payments in accordance with the terms of the Loan and Security Agreement (Agreement) dated December 10, 2013 between Subsidiary and Trooien. The notice also included an acceleration of the outstanding amounts under the Agreement. Since the inception of the Agreement, the Subsidiary has been accruing interest expense in accordance with the Agreement and does not believe the claim to valid and intends to vigorously defend its position and any attempt by Trooien to enforce the Agreement.

The balance due under the Agreement as of March 31, 2016 was $2.3 million plus accrued interest of $427,616. The Note is due on December 12, 2016, and bears interest at 10% per annum, which increases to 14% following a payment default.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Loan and Security Agreement with Trooien Capital, LLC, dated December 10, 2013 (together with form of promissory note) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 12, 2014)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:
(Registrant)

By:	/s/ Bryan D. Meier
Bryan D. Meier
Executive Vice President and
Chief Financial Officer

Dated:	May 31, 2016